Exhibit 22.0

                        MASTER SUPPORT SERVICES AGREEMENT


     THIS MASTER SUPPORT SERVICES AGREEMENT (the "Agreement") is made and entered into as of this 31st day of October, 2002, by and between MERCHANTS BILLING SERVICES, INC., a Nevada corporation ("MBS") and PROCESSING SOURCE INTERNATIONAL, INC., a California corporation ("PSI").


                                    RECITALS:

     WHEREAS, PSI is an entity that requires underwriting, customer, technical and administrative support services; and

     WHEREAS, PSI desires to engage MBS as the exclusive provider of administrative, customer, technical and underwriting support services to PSI; and

     WHEREAS, MBS desires to accept such engagement as the exclusive provider of administrative, customer, technical and underwriting support services to PSI; and

     WHEREAS, it is in the best interests of all parties to enter into this exclusive Support Services Agreement on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the premises and upon the terms and subject to the conditions hereinafter set forth, the parties, and each of them, do hereby mutually covenant, warrant and agree as follows:

                                    AGREEMENT

1. Engagement as Exclusive Provider. PSI hereby engages MBS as its exclusive provider of underwriting, customer, technical and administrative support services, effective immediately. MBS hereby accepts such engagement as the exclusive provider of underwriting and administrative support services for PSI.

2. Services Provided. MBS shall provide to PSI the following services (the "Services") on the terms and conditions set forth herein:

a. Underwriting; b. Administrative Support Services; c. Customer Support Services; and d. Technical Support Services.

3. Consideration. MBS will undertake to perform the services at its cost, plus a reasonable fee. In order to perform the services, MBS will have the right to use all equipment and all software employed currently in operating PSI's business and in providing support services, located on the premises at 6171 Century Boulevard, Suite 200, Los Angeles, CA 90045 (the "Premises"). In the event of any dispute as to the amount or reasonableness of MBS' fees, the parties agree to submit the matter to arbitration in accordance with Paragraph 10, below.


NF/Master Support Sves Agmt - MBS - PSI
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     As additional consideration, MBS has previously advanced, for PSI's benefit, the sum of $73,735.20 as and for a security deposit, and the sum of $12,289.20 in rent, to satisfy PSI's and Accesspoint Corporation's obligations under the sublease of the Premises. As a further consideration, MBS has agreed to assume all liability under the existing sub-lease of the Premises and to hold PSI and its parent, Accesspoint Corporation, harmless therefor.

     4. Transfer of Employees. The parties recognize that to perform its obligations under this Agreement, MBS will necessarily have to employ PSI's existing employees. PSI hereby grants permission to MBS to hire all of its employees and waives any rights it may or may not have to assert any rights based upon such hirings.

     5. Term. This Agreement shall remain in full force and effect for a period of five (5) years from the date first above written, and shall automatically renew thereafter for consecutive one-year periods unless either party terminates prior to any subsequent renewal term by providing thirty (30) days' written notice to the other party.

     6. Entire Agreement. This Agreement constitutes the entire agreement of the parties in relation to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

     7. Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors, assigns and trusts (if any).

     8. Construction. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     9. Governing Law; Venue. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of law). Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in Los Angeles County, California.


NF/Master Support Sves Agmt - MBS - PSI
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     10. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     11. Arbitration. Any controversy or claim arising out of, or relating to, this agreement, or the making, performance, or interpretation of it, will be settled by arbitration in Los Angeles County, California under the commercial arbitration rules of the American Arbitration Association, JAMS/ENDDISPUTE, ADR Dispute Resolution Services in Century City, California, or another commercial Arbitrator or arbitration service then existing mutually acceptable to both parties, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

     12. Corporate Authority. By affixing their signatures below, each corporate signatory represents, covenants and warrants that he or she is the duly authorized officer of his or her respective corporation, fully authorized to execute and bind his or her corporate principal to the obligations undertaken herein.


     IN WITNESS WHEREOF, the parties have executed this Agreement at Los Angeles, California, as of the date and year first above written. Each party has thoroughly reviewed all of the provisions of this agreement, and each party approves of the Agreement's provisions in all particulars.



                                           MERCHANTS BILLING SERVICES, INC.


                                           By: ______________________________
                                               Becky H. Takeda, President


                                           PROCESSING SOURCE INTERNATIONAL, INC.


                                           By: _______________________________
                                               Christine Crocker, Secretary and
                                               Treasurer


NF/Master Support Sves Agmt - MBS - PSI
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